Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

On December 30, 2019, NeuroBo Pharmaceuticals, Inc., formerly known as Gemphire Therapeutics Inc. (the “Company”), completed its business combination with the private entity formerly known as NeuroBo Pharmaceuticals, Inc. (“NeuroBo”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of July 24, 2019, as amended on October 29, 2019 (the “Merger Agreement”), by and among the Company, NeuroBo and GR Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other matters, Merger Sub merged with and into NeuroBo, with NeuroBo continuing as a wholly owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”).

The following unaudited pro forma combined balance sheet data assume that the Merger took place on September 30, 2019 and combines the historical balance sheets of the Company and NeuroBo as of such date. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 assumes that the Merger took place as of January 1, 2018 and combines the historical results of the Company and NeuroBo for the year ended December 31, 2018 and the nine months ended September 30, 2019, respectively.

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The historical financial statements of the Company and NeuroBo have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined company's results.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP. For accounting purposes, NeuroBo is considered to be acquiring the Company and the Merger is expected to be accounted for as an asset acquisition. NeuroBo is considered the accounting acquirer even though the Company was the issuer of the common stock in the Merger. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the acquisition of the Company, substantially all the fair value is concentrated in in-process research and development (“IPR&D”) and, as such, the acquisition is expected to be treated as an asset acquisition.

The Company's assets and liabilities will be measured and recognized at their relative fair values allocation as of the transaction date with any value associated with IPR&D being expensed as there is no alternative future use, and combined with the assets, liabilities and results of operations of NeuroBo after the consummation of the Merger.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The accounting for the transaction as an asset acquisition is dependent upon the valuation of the IPR&D and the final calculation of net working capital for the Company. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company's future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for the Company's operations and other changes in the Company's assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the

Company and NeuroBo been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of the Company and NeuroBo, and their respective management's discussion and analysis of financial condition and results of operations included in the Company’s prospectus/definitive proxy statement filed with the U.S. Securities and Exchange Commission on November 6, 2019.  The Company’s audited statement of operations for the year ended December 31, 2018 is derived from the Company's Annual Report on Form 10-K for the year ended December 31, 2018. The Company’s unaudited financial statements for the nine months ended September 30, 2019 are derived from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of the Company may materially vary from those of NeuroBo. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of the Company’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of the Company's results of operations or reclassification of assets or liabilities to conform to NeuroBo’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Given NeuroBo’s history of net losses and full valuation allowance, management assumed a statutory tax rate of 0%. Therefore the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financials.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2019

(in thousands)

	Gemphire	NeuroBo	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,855	$21,125	$—		$22,980
Restricted cash	15	—	—		15
Prepaid expenses and other current assets	178	88	—		266
Total current assets	2,048	21,213	—		23,261
Property and equipment, net	—	116	—		116
Right-of-use assets and deposits	—	153	—		153
Total assets	$2,048	$21,482	$—		$23,530

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$2,677	$645	$—		$3,322
Accrued expenses	396	699	5,179	D, E	6,274
Operating lease liability	—	21	—		21
Total current liabilities	3,073	1,365	5,179		9,617
Convertible notes payable	—	144	(144)	B, C	—
Long-term portion of operating lease liability	—	100	—		100
Other long-term liabilities	—	42	(42)	C	—
Total liabilities	3,073	1,651	4,993		9,717

Redeemable convertible preferred stock	—	40,912	(40,912)	A	—

Stockholders' equity (deficit):
Common stock	23	—	(21)	H, I	2
Additional paid-in capital	93,214	2,459	(50,325)	A, C, E, F, G, H, I	45,348
Accumulated other comprehensive gain	—	—	—		—
Accumulated deficit	(94,262)	(23,540)	86,265	B, D, E, F, G, H, I	(31,537)
Total stockholders' equity (deficit)	(1,025)	(21,081)	35,919		13,813

Total liabilities, redeemable convertible preferred stock, and stockholders' equity (deficit)	$2,048	$21,482	$—		$23,530

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended September 30, 2019

(in thousands, except per share and per share amounts)

	Gemphire	NeuroBo	Pro Forma Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$3,695	$3,898	$—		$7,593
General and administrative	3,772	4,085	(2,238)	M	5,619
Total operating expenses	7,467	7,983	(2,238)		13,212
Loss from operations	(7,467)	(7,983)	2,238		(13,212)

Other income (expense), net:
Interest expense	(816)	(45)	45	L	(816)
Other income (expense), net	(1,868)	42	1,792	K	(34)
Total other income (expense), net	(2,684)	(3)	1,837		(850)
Net loss	$(10,151)	$(7,986)	$4,075		$(14,062)

Net loss per share, basic and diluted	$(17.79)	$(1.77)			$(0.90)

Weighted average common shares outstanding, basic and diluted	570,543	4,520,000	10,496,114	J	15,586,657

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2018

(in thousands, except per share and per share amounts)

	Gemphire	NeuroBo	Pro Forma Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$14,312	$13,881	$—		$28,193
General and administrative	8,493	1,605	—		10,098
Total operating expenses	22,805	15,486	—		38,291
Loss from operations	(22,805)	(15,486)	—		(38,291)

Other income (expense), net:
Interest expense	(654)	(41)	41	L	(654)
Other income (expense), net	(178)	(2)	—		(180)
Total other income (expense), net	(832)	(43)	41		(834)
Net loss	$(23,637)	$(15,529)	$41		$(39,125)

Net loss per share, basic and diluted	$(42.81)	$(4.18)			$(3.52)

Weighted average common shares outstanding, basic and diluted	552,146	3,719,123	6,832,840	J	11,104,109

See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.           Description of Transaction

On December 30, 2019, NeuroBo Pharmaceuticals, Inc., formerly known as Gemphire Therapeutics Inc. (the “Company”), completed its business combination with the private entity formerly known as NeuroBo Pharmaceuticals, Inc. (“NeuroBo”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of July 24, 2019, as amended on October 29, 2019 (the “Merger Agreement”), by and among the Company, NeuroBo and GR Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other matters, Merger Sub merged with and into NeuroBo, with NeuroBo continuing as a wholly owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”).

On December 30, 2019, prior to completion of the Merger, the Company effected a 1-for-25 reverse stock split of its common stock (the “Reverse Stock Split”).

Immediately prior to, and in connection with, the completion of the Merger, each share of NeuroBo preferred stock was converted into one share of NeuroBo common stock and all of NeuroBo’s outstanding convertible notes were converted into NeuroBo common stock. Under the terms of the Merger Agreement, at the closing of the Merger, the Company issued shares of its common stock to NeuroBo stockholders, based on a common stock exchange ratio of 1.1431 shares of the Company’s common stock for each share of NeuroBo common stock (the “Exchange Ratio”) outstanding immediately prior to the Merger.  The Exchange Ratio was determined through arm’s-length negotiations between the Company and NeuroBo.  The Company also assumed all of the stock options to purchase NeuroBo common stock outstanding immediately prior to the Merger, with such stock options now representing the right to purchase a number of shares of the Company’s common stock equal to the Exchange Ratio multiplied by the number of shares of NeuroBo common stock previously represented by such stock options.  The exercise prices of such options were also appropriately adjusted to reflect the Exchange Ratio.

On December 30, 2019, in connection with the Merger, the Company, Grand Rapids Holders’ Representative, LLC, as representative of the Company’s stockholders prior to the Merger, and Computershare Inc. and Computershare Trust Company, N.A. as the rights agent, entered into a Contingent Value Rights Agreement (the “CVR Agreement”). Under the CVR Agreement, the Company has agreed to commit $1 million to support the further development of the Company’s product candidate, gemcabene, through the quarter ending March 31, 2020, the funding of which was conditioned on receipt by the Company of the $2.5 million upfront gross payment payable under the License and Collaboration Agreement with Beijing SL Pharmaceutical Co., Ltd. (the “Beijing SL License Agreement”).

Pursuant to the Merger Agreement and the CVR Agreement, for each share of common stock of the Company held after giving effect to the Reverse Stock Split, stockholders of the Company of record as of immediately prior to the effective time of the Merger (the “Effective Time”) received one contingent value right (“CVR”) entitling such holders to receive, in the aggregate, 80% of the “Gross Consideration” (as defined in the CVR Agreement), less other “Permitted Deductions” (as defined in the CVR Agreement), received during the 15-year period after the Closing of the merger (the “CVR Term”) from the grant, sale or transfer of rights to gemcabene (other than a grant, sale or transfer of rights involving a sale or disposition of the Company) that is entered into during the 10-year period after the closing of the Merger or pursuant to the Beijing SL License Agreement.

The sole right of the holders of the CVRs is to receive cash from the Company, if any, through the rights agent in accordance with the CVR Agreement. The CVRs are not transferable, except in certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange. The CVRs will not have any voting or dividend rights, will not represent any equity or ownership interest in the Company or its subsidiaries, and interest will not accrue on any amounts payable on the CVRs. The CVR Agreement will be effective prior to the Closing of the merger and will continue in effect until the later of the end of the CVR Term and the payment of all amounts payable thereunder, unless and until earlier terminated upon termination of the Merger Agreement.

2.           Estimated Purchase Price

The accompanying unaudited pro forma condensed consolidated financial statements reflect an estimated reverse asset acquisition price of approximately $10.6 million. Given that the estimated purchase price is variable depending upon the price of the Company common stock, management performed a sensitivity analysis over the change in purchase consideration based on +/– 10% volatility in the Company's stock price. An increase or decrease in the price of the Company common stock by 10% would increase or decrease the purchase consideration by approximately $0.6 million. Under certain circumstances further described in the Merger Agreement, the ownership percentages are subject to adjustment to the extent that the Company's Parent Cash Amount at the Effective Time is negative or to reflect aggregate gross proceeds received by NeuroBo in the pre-closing financing before the closing of the merger above the minimum required amount and up to and including $50 million.

The total estimated purchase price and allocated purchase price is summarized as follows (in thousands, except share and per share data):

Estimated number of shares of the combined company to be owned by the Company's stockholders(i)	635,465
Multiplied by the fair value per share of the Company's common stock(ii)	$9.50
Total	6,037
Estimated transaction costs	4,600
Total estimated purchase price	$10,637

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Net assets as of 9/30/19	$(3,842)
In process research and development(iii)	14,479
Total estimated purchase price	$10,637

(i)

The final purchase price will be determined based in part on the number of shares of the Company common stock, the Company Warrants, and the Company restricted stock outstanding immediately prior to the merger. For purposes of this unaudited pro forma condensed combined financial information, the estimated number of shares represents 570,617 shares of the Company common stock outstanding, 40,568 shares underlying the Company Warrants outstanding, and 24,280 the Company restricted stock outstanding at 9/30/19. The estimated number of shares reflects the impact of the Company Reverse Stock Split that is occurred prior to the consummation of the merger.

(ii)

The estimated purchase price was based on the closing price as reported on the Nasdaq Capital Market on September 30, 2019, adjusted for the 1-for-25 reverse stock split. The final purchase price arising from the actual transaction costs, as well as the number of shares of the Company common stock and the fair market value of the Company common stock outstanding immediately prior to the closing of the Merger could result in a total purchase price different from that assumed in this unaudited pro forma condensed combined financial information, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the Merger is completed. The actual purchase price will fluctuate until the closing date of the Merger, and the final valuation of the purchase consideration could differ significantly from the current estimate.

(iii)

IPR&D represents the research and development projects of the Company which were in-process, but not yet completed, and which NeuroBo plans to advance. This includes the development of gemcabene. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired assets did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the closing date of the Merger, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

The actual purchase price allocated to IPR&D will fluctuate until the closing date of the Merger, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

Contingent consideration with respect to the CVR's has not been recorded in the accompanying unaudited pro forma condensed consolidated financial statements as the CVR's do not meet the definition of a derivative and, as illustrated above, the estimated purchase price exceeds the preliminary estimate of the fair value of the assets to be acquired. Rather, any payments made pursuant to the CVR Agreement will be recognized as in-process research and development expenses only when the contingencies as described above are resolved and any resultant consideration is paid or becomes payable.

3.           Pro Forma Adjustments

The unaudited pro forma adjustments included in the pro forma financial statements are as follows:

A.	To reflect the conversion of NeuroBo convertible preferred stock to the Company common stock in connection with the Merger.
B.	To record the remaining debt discount amortization expense on NeuroBo’s convertible notes payable.
C.	To reflect the conversion of NeuroBo’s convertible notes payable into shares of the Company common stock in connection with the Merger.
D.	To record the Company’s estimated transaction costs, such as severance and benefits, advisory fees and transactional fees that were not incurred as of September 30, 2019.
E.	To record NeuroBo’s estimated transaction costs, such as legal, accounting, advisory and other transactional fees that were not incurred as of September 30, 2019.
F.

To reflect the full acceleration of unexpired, unexercised and unvested the options of the Company effective immediately prior to the Merger. This pro forma adjustment is not reflected in the unaudited pro forma condensed statement of operations because these amounts are not expected to have a continuing effect on the operating results of the combined company.

G.

To reflect the issuance of restricted stock to the Company’s senior management and board of directors; the shares will fully vest immediately prior to the Merger. This pro forma adjustment is not reflected in the unaudited pro forma condensed statement of operations because these amounts are not expected to have a continuing effect on the operating results of the combined company.

H.	To eliminate the Company’s pre-Merger common stock, paid-in-capital and accumulated deficit balances.
I.	To reflect the expensing of the Company’s IPR&D and the capitalization of the fair value of the estimated number of shares of the combined company to be owned by the Company’s stockholders.
J.

The pro forma combined basic and diluted net loss per share calculations have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2019 and the year ended December 31, 2018. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding on a weighted-average basis as of the closing of the Merger. The following table is a reconciliation of the Company's historical basic and diluted earnings per share to its pro forma basic and diluted earnings per share for the nine months ended September 30, 2019 and the year ended December 31, 2018. The reported basic and diluted EPS of the Company was adjusted for the effect of the Reverse Stock Split.

		Nine Months Ended	Year Ended
		September 30, 2019	December 31, 2018
Basic and Diluted EPS:
As reported (Gemphire)	A/D	$(17.79)	$(42.81)
As reported (Neurobo)	B/E	$(1.77)	$(4.18)
Pro forma	C/F	$(0.90)	$(3.52)

Net loss (in thousands):
As reported (Gemphire)	A	$(10,151)	$(23,637)
As reported (Neurobo)	B	$(7,986)	$(15,529)
Add: Gemphire's transaction costs expensed through the statement of operations		1,792	—
Add: Neurobo's transaction costs expensed through the statement of operations		2,238	—
Add: Interest expense associated with Neurobo's convertible notes		45	41
Pro forma	C	$(14,062)	$(39,125)

Basic and Diluted Weighted Average Shares:
As reported (Gemphire)	D	570,543	552,146
As reported (Neurobo)	E	4,520,000	3,719,123
Add: Application of the estimated Exchange Ratio of 1.1482 to NeuroBo's weighted average common shares outstanding		669,714	551,051
Add: Conversion of NeuroBo's convertible preferred stock upon closing of the Merger		8,301,247	4,822,301
Add: Conversion of NeuroBo's convertible notes and accrued interest upon closing of the Merger		1,500,873	1,435,208
Add: Issuance of restricted stock to Gemphire's senior management and board of directors		24,280	24,280
Pro forma	F	15,586,657	11,104,109

The pro forma adjustments to NeuroBo's convertible notes and accrued interest as set forth in the table above assume a conversion date as of the beginning of the period presented.

The application of the Exchange Ratio to NeuroBo's weighted-average common shares outstanding as set forth in the table above is based on the pro forma post-closing capitalization as of September 30, 2019 and assumes (i) NeuroBo's convertible notes and accrued interest are converted as of January 1, 2019, (ii) gross proceeds to NeuroBo of $24,240,000 in its pre-closing financing, and (iii) the Company's net assets at closing is equal to $(3.8) million at the closing of the Merger.

Accordingly, pro forma combined basic and diluted net loss per share reflects the pro forma combined net loss for the period presented over the pro forma combined weighted average common shares outstanding for the period presented as reflected on the unaudited pro forma condensed combined statement of operations for such period.

K.	To reflect the elimination of the Company's transaction costs expensed through the statement of operations for the period ended September 30, 2019.
L.	To reverse interest expense associated with the convertible notes, the pro forma income statement assumes conversion of the notes at the beginning of the period presented.

M.	To reflect the elimination of Neurobo's transaction costs expensed through the statement of operations for the period ended September 30, 2019.

Adjustments to accrued expenses are as follows (in thousands):

Sept 30, 2019
The Company's estimated transaction costs (D)	$2,817
NeuroBo's estimated transaction costs (E)	2,362
Total	$5,179

Adjustments to convertible notes payable are as follows (in thousands):

Sept 30, 2019
Debt discount amortization expense on NeuroBo's convertible notes payable (B)	$356
Conversion of NeuroBo's convertible notes payable (C)	(500)
Total	$(144)

Adjustments to additional-paid-in-capital are as follows (in thousands):

Sept 30, 2019
Conversion of NeuroBo's preferred stock (A)	$40,912
Conversion of NeuroBo's convertible notes payable and accrued interest (C)	542
NeuroBo's estimated transaction costs (E)	(4,600)
Acceleration of unexpired, unexercised and unvested the Company stock options (F)	2,468
Issuance of common stock upon acceleration of restricted stock to the Company's senior management and board of directors (G)	184
Eliminate the Company's pre-merger additional paid-in-capital balance (H)	(95,866)
To reflect the fair value of the Company's remaining stock post-merger (I)	6,035
Total	$(50,325)

Adjustments to accumulated deficit are as follows (in thousands):

Sept 30, 2019
Debt discount amortization expense on NeuroBo's convertible notes payable (B)	$(356)
The Company's estimated transaction costs (D)	(2,817)
NeuroBo's estimated transaction costs (E)	2,238
Acceleration of unexpired, unexercised and unvested the Company stock options (F)	(2,468)
Issuance of common stock upon acceleration of restricted stock to the Company's senior management and board of directors (G)	(184)
Eliminate the Company's pre-merger accumulated deficit balance (H)	99,731
To reflect the fair value of the Company's remaining stock post-merger (I)	(9,879)
Total	$86,265